                                                                    Exhibit 12.1


              RACI HOLDING, INC. AND REMINGTON ARMS COMPANY, INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                      Sporting Goods Business                               Remington
                                  --------------------------------    ------------------------------------------------------
                                                           Eleven       One
                                      Year Ended           Months      Month           Year Ended          Nine Months Ended
                                     December 31,          Ended       Ended          December 31,             Sept. 30,
                                  ------------------      Nov. 30,    Dec. 31,      -----------------     ------------------
                                  1991         1992         1993        1993        1994        1995      1996         1995
                                  -----        -----        ----        ----        -----       -----     -----        -----
Earnings:
---------

  Net Income (Loss)               $ 3.5        $12.0      $(72.7)     $(2.3)        $ 9.4       $11.5     $(0.3)       $13.9
  Add:
    Income Taxes                    1.9          7.1         0.6       (1.3)          6.4         8.5      (0.3)         9.4
      Interest Expense(a)           7.2          6.8         5.3        1.5          20.6        21.5      19.2         16.1
      Portion of Rents
       Representative of
       Interest Factor              0.3          0.4         0.4        0.0           0.3         0.3       0.2          0.2
                                  -----        -----      ------      -----         -----       -----     -----        -----
                                  $12.9        $26.3      $(66.4)     $(2.1)        $36.7       $41.8     $18.8        $39.6
                                  =====        =====      ======      =====         =====       =====     =====        =====

Fixed Charges:
--------------

  Interest Expense(a)             $ 7.2        $ 6.8      $  5.3      $ 1.5         $20.6       $21.5     $19.2        $16.1
  Capitalized Interest               -           0.1          -          -             -           -         -            -
  Portion of Rents
   Representative of
   Interest Factor                  0.3          0.4         0.4        0.0           0.3         0.3       0.2          0.2
                                  -----        -----      ------      -----         -----       -----     -----        -----
                                  $ 7.5        $ 7.3      $  5.7      $ 1.5         $20.9       $21.8     $19.4        $16.3
                                  =====        =====      ======      =====         =====       =====     =====        =====

Ratio of Earnings to Fixed
  Charges                           1.7x         3.6x         -          -            1.8x        1.9x      1.0x         2.4x
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(a) Includes amortization of discount on indebtedness and excludes capitalized interest.